EXHIBIT 99.22

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

CORVUS GOLD INC. (the “Issuer”)
Suite 2300 – 1177 West Hastings Street
Vancouver, B.C. V6E 2K3

Item 2.	Date of Material Change

October 24, 2013

Item 3.	News Release

The date of the material change report issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change report disclosed in this report is October 24, 2013.  The material change report was issued in Vancouver, British Columbia through the facilities of the Toronto Stock Exchange via Marketwire.

Item 4.	Summary of Material Change

The Issuer reports additional results from RC drilling, intersecting new near surface stockwork gold vein system west of Yellowjacket at Sierra Blanca, North Bullfrog Project, Nevada.

Item 5.	Full Description of Material Change

The Issuer reports results from three additional reverse circulation (RC) holes drilled northeast of the existing Sierra Blanca deposit (Figure 1).  Significantly, Hole NB-13-242 encountered over 250 metres of mineralization in several intervals, including 41 metres averaging 0.68 g/t gold from the surface (Table 1).  Mineralization associated with stockwork veining between 27 and 38 metres yielded an intercept of 10.7 metres of 1.2 g/t gold.  This represents an exciting new vein stockwork zone with similarities to the upper parts of the Yellowjacket high-grade style of mineralization occurring 200 metres to the west.  Follow up core drilling on this newly identified vein system is scheduled to start imminently.

Hole NB-13-241 on the northern end of the Sierra Blanca ridge encountered over 180 metres of mineralization in two intervals (Table 1).  Hole NB-13-243 encountered 90 metres of mineralization in two intervals.  In all of these holes, oxidation extends to depths in excess of 300 metres, which is significantly deeper than previous estimates.  These new results confirm that thickening zones of oxide mineralization extend from the previously defined currently proposed pit area to the new Yellowjacket high-grade zone, as well as defining new zones of higher grade mineralization to the west.

This data, together with the previously reported hole NB-13-238 (12 metres @ 0.8 g/t gold) (see NR13-23, October 2, 2013) on the western flank of the ridge indicate that there is potential to develop multiple Yellowjacket style high-grade zones to the west that could enhance the overall grade and potential project economics of the deposit.

Table 1: Significant intercepts* from North Sierra Blanca RC holes.
Hole ID	From (metres)	To (metres)	Interval (metres)	Gold (g/t)	Silver (g/t)
NB-13-241	0.0	103.6	103.6	0.27	0.89
Including	1.5	38.1	36.6	0.37	1.23
	125.0	202.7	77.7	0.16	0.46
NB-13-242	0.0	41.2	41.2	0.68	1.65
Including	27.4	38.1	10.7	1.21	1.93
	45.7	132.6	86.9	0.28	0.87
Including	64.0	89.9	25.9	0.35	0.78
	141.7	205.7	64.0	0.21	0.44
	211.8	213.4	1.5	0.71	13.00
	237.7	274.3	36.6	0.19	0.44
NB-13-243	32.0	89.9	57.9	0.28	Pending
Including	42.7	56.4	13.7	0.44	Pending
	214.9	239.3	24.4	0.14	Pending
*Intercepts calculated with 0.1g/t gold cutoff and up to 3 metres of internal waste.  Assuming that the mineralization is roughly stratiform in character, the intercepts are approximately true thickness.  All holes are vertical.

Figure 1: Location of new reverse circulation holes at Sierra Blanca North.  Red collars indicate assays reported in Table 1.  Blue collars are holes that have been drilled but have assays pending.
“SB North” indicates the north ridge of Sierra Blanca.

About the North Bullfrog Project, Nevada

The Issuer controls 100% of its North Bullfrog Project, which covers approximately 70 km² in southern Nevada just north of the historic Bullfrog gold mine formerly operated by Barrick Gold Corporation.  The property package is made up of a number of leased patented federal mining claims and 758 federal unpatented mining claims.  The project has excellent infrastructure, being adjacent to a major highway and power corridor.

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that form the basis for this material change report and has approved the disclosure herein.  Mr. Pontius is not independent of the Issuer, as he is the CEO and holds common shares and incentive stock options.

The work program at North Bullfrog was designed and supervised by Russell Myers (CPG 11433), President of the Issuer, and Mark Reischman, the Issuer’s Nevada Exploration Manager, who are responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project log and track all samples prior to sealing and shipping.  Quality control is monitored by the insertion of blind certified standard reference materials and blanks into each sample shipment.  All resource sample shipments are sealed and shipped to ALS Chemex in Reno, Nevada, for preparation and then on to ALS Chemex in Reno, Nevada, or Vancouver, B.C., for assaying.  ALS Chemex’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025:1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

Cautionary Note Regarding Forward-Looking Statements

This material change report contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, potential to develop multiple Yellowjacket style high-grade zones to the west that could enhance the overall grade and potential project economics of the deposit, the potential to expand the existing estimated resource at the North Bullfrog project, the potential for the North Bullfrog system to continue to grow and/or to develop into a major new Nevada gold system, the potential for any mining or production at North Bullfrog, the potential for the identification of multiple deposits at North Bullfrog, the potential for the existence or location of additional high-grade veins, the potential for the Issuer to secure or receive any royalties in the future, business and financing plans and business trends, are forward-looking statements.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Issuer may produce or plan to produce, the Issuer's inability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Issuer’s latest interim Management Discussion and Analysis and filed with certain securities commissions in Canada.  All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties.

Caution Regarding Adjacent or Similar Mineral Properties

This material change report contains information with respect to adjacent or similar mineral properties in respect of which the Issuer has no interest or rights to explore or mine.  The Issuer advises US investors that the mining guidelines of the US Securities and Exchange Commission (the “SEC”) set forth in the SEC’s Industry Guide 7 (“SEC Industry Guide 7”) strictly prohibit information of this type in documents filed with the SEC.  Readers are cautioned that the Issuer has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties, and any production therefrom or economics with respect thereto, are not indicative of mineral deposits on the Issuer’s properties or the potential production from, or cost or economics of, any future mining of any of the Issuer’s mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, Chairman & CEO
Business Telephone No.: (303) 470-8700

Item 9.	Date of Report

October 28, 2013